Press Release

Micromet Announces Pricing of Public Offering of Common Stock

BETHESDA, MD, July 30, 2009 — Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced the pricing of its public offering of 14,000,000 shares of its common stock at a public offering price of $5.00 per share.  All of the shares are being offered by Micromet.  The gross proceeds to Micromet, before expenses, from the sale of the shares are expected to be approximately $70 million.  The closing of the offering is expected to take place on August 4, 2009.  The underwriters have a 30-day option to purchase up to an additional 2,100,000 shares of common stock to cover over-allotments, if any.  Piper Jaffray & Co. is acting as the sole book running manager with RBC Capital Markets and Merriman Curhan Ford as co-managers in this offering.

The offering is being made pursuant to a shelf registration statement filed with the Securities and Exchange Commission on June 19, 2009 that became effective on July 2, 2009 and a registration statement to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended.  A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  When available, copies of the prospectus supplement relating to this offering may be obtained by contacting Piper Jaffray & Co. by mail at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by telephone at (800) 747-3924.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® antibody platform, as well as conventional monoclonal antibodies. BiTE antibodies represent a new class of antibodies that activate the T cells of a patient's immune system to eliminate cancer cells. Five of Micromet’s antibodies are currently in clinical trials. Its BiTE antibody blinatumomab (MT103) is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia (ALL), and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma (NHL). A second BiTE antibody, MT110, is in a phase 1 clinical trial for the treatment of patients with solid tumors. MT110 binds to the epithelial cell adhesion molecule, or EpCAM, which is overexpressed in many solid tumors. Micromet’s human monoclonal antibody adecatumumab (MT201) also binds to EpCAM and is being developed under a collaboration with Merck Serono. Adecatumomab is in a phase 2 clinical trial in colorectal carcinoma patients after complete resection of liver metastases, and a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. Micromet's monoclonal antibody MT293, also known as TRC093, is licensed to TRACON Pharmaceuticals, Inc., and is in a phase 1 clinical trial for the treatment of patients with cancer.  MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis, is in a phase 1 clinical trial conducted by Micromet’s collaboration partner Nycomed.  Micromet's licensee Morphotek, a wholly-owned subsidiary of Eisai, is also expected to initiate a phase 1 clinical trial in 2009 with Micromet’s glycolipid-binding human antibody MT228 for the treatment of melanoma.

Micromet's preclinical product pipeline includes several novel BiTE antibodies generated with its proprietary BiTE antibody platform technology. A BiTE antibody targeting CEA for the treatment of solid tumors is being developed in collaboration with MedImmune. In addition, Micromet has entered into an option, collaboration and license agreement with Bayer Schering Pharma AG under which Bayer Schering Pharma was granted an exclusive option until January 2010 to license a specified BiTE antibody against an undisclosed solid tumor target. Other BiTE antibodies targeting MSCP, CD33, HER2, EGFR and other targets are in various stages of preclinical development.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the efficacy, safety and intended utilization of our product candidates, the conduct, timing and results of future clinical trials, and expectations of the future expansion of our product pipeline and collaborations. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009, as well as other filings by the company with the SEC.

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com